Exhibit 21.1

Subsidiaries of RE/MAX Holdings, Inc. at December 31, 2025:

Legal Name	Jurisdiction
39 North Investments, LLC	Delaware
Brand Emporium, LLC	Delaware
First Leads, LLC	Delaware
Homeview Development, LLC	Delaware
Motto Franchising, LLC	Delaware
Motto Marketing Fund, LLC	Delaware
RE/MAX, LLC	Delaware
RE/MAX Foreign Holdings, LLC	Delaware
RE/MAX Integrated Regions, LLC	Delaware
RE/MAX Marketing Fund, LLC	Delaware
RE/MAX of Western Canada (1998), LLC	Delaware
RE/MAX Promotions, Inc.	British Columbia, Canada
REMAX Canada, Inc.	British Columbia, Canada
RMCO, LLC	Delaware
Seventy3, LLC	Delaware
Statewide RES, Inc.	Texas
Syracuse Development Company, LLC	Delaware
Syracuse Web Services, LLC	Delaware
The Gadberry Group, LLC	Delaware
Wemlo, LLC	Delaware